Exhibit 3.107
LIMITED LIABILITY COMPANY AGREEMENT
OF
MSSI LLC
A Delaware Limited Liability Company
DATED AS OF:
December 20, 2006

Schedule I	_	Identification of Shareholders, Addresses and Capital Contributions
Schedule II	_	Identification of Officers
Schedule III	_	Identification of Directors
Exhibit A	_	Bylaws
Exhibit B	_	Form of Certificate
-i-

LIMITED LIABILITY COMPANY AGREEMENT
OF
MSSI LLC
          THE UNDERSIGNED is executing this Limited Liability Company Agreement (this “Agreement”) for the purpose of setting forth certain of the terms and conditions for MSSI LLC, a limited liability company (the “Company”) previously formed pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (as in effect from time to time, the “Delaware Act”):
          1. Name; Formation. The name of the Company is MSSI LLC, or such other name as the Board of Directors may from time to time hereafter designate. The Company shall be formed under the provisions of the Delaware Act by filing the Certificate of Formation of the Company in accordance with the Delaware Act and the execution and delivery of this Agreement by the Sole Shareholder. Esther K. Kim is hereby designated as an “authorized person” of the Company, within the meaning of the Delaware Act, to execute, deliver and file the Certificate of Formation of the Company. Upon such filing, her powers as an “authorized person” cease, and the Sole Shareholder shall become the “authorized person” within the meaning of the Delaware Act, to execute, deliver and file any other certificates permitted or required to be filed with the Secretary of State of the State of Delaware. This Agreement shall be effective simultaneously with the filing of the Certificate of Formation of the Company in accordance with Section 18-201(d) of the Delaware Act (such time, the “Effective Time”).
          2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following terms are used herein as defined below:
     “Board” or “Board of Directors” means the governance board of the Company consisting of all Directors, as referenced in Section 7.
     “Bylaws” shall mean the Bylaws of the Company as amended from time to time which Bylaws are expressly incorporated herein by reference as part of this Agreement. The initial Bylaws of the Company are attached hereto as Exhibit A and are hereby adopted and approved by the Shareholders.
     “Capital Contribution” means, with respect to any Shareholder, the amount or value of cash (or promissory obligations), property or services contributed by such Shareholder to the Company in accordance with Section 8.
     “Certificate” means a certificate substantially in the form of Exhibit B to this Agreement issued by the Company that evidences an Interest in the Company.

     “Director” means a member of the Board of Directors as designated in, or selected pursuant to, Section 7. Each Director shall constitute a ‘manager’ of the Company, as such term is defined in Section 18-101 of the Delaware Act.
     “Interest” means the entire interest of a Shareholder in the Company (which shall be considered personal property for all purposes), consisting of (i) such Shareholder’s limited liability company interest in distributions of the Company (based, at any time of determination, on the number of Shares owned of record by such Shareholder divided by the number of all then-issued and outstanding Shares), (ii) such Shareholder’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Shareholder’s other rights and privileges as provided herein or in the Delaware Act.
     “Nantucket” means Nantucket Allserve, Inc.
     “Shareholders” means Nantucket and all other persons or entities admitted as additional or substituted Shareholders pursuant to this Agreement, so long as they remain Shareholders. Reference to a “Shareholder” means any one of the Shareholders. Each Shareholder shall constitute a “member” of the Company, as such term is defined in Section 18-101 of the Delaware Act.
     “Shares” means the units into which Interests in the Company shall be divided, which term may include fractions of Shares as well as whole Shares. The Shares shall be designated Common Stock, par value $0.01 per Share. The Company shall be authorized to issue 1,000 Shares. All Shares issued hereunder shall be fully paid, non-assessable and non-redeemable.
     “Sole Shareholder” means Nantucket.
          Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
          3. Purpose. The purposes and powers of the Company shall be to engage in any lawful act or activity that may be engaged in by a limited liability company formed under the Delaware Act, as such businesses or other activities may be determined by the Board of Directors from time to time.
          4. Offices.
               (a) The principal office of the Company, and such additional offices as the Board of Directors may determine to establish, shall be located at such place or places inside or outside of the United States, but not in the United Kingdom, as the Board of Directors may designate from time to time.
               (b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company. Such registered office or registered agent may be changed by the Board of Directors from time to time.
          5. Shareholders. The name and business, mailing or residence address of each Shareholder of the Company are as set forth on Schedule I, as the same may be amended by the Board from time to time to reflect the addition, substitution or resignation of Shareholders in accordance with the terms of this Agreement.
          6. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 15.
          7. Management of the Company.
               (a) Subject to the delegation of rights and powers as provided for herein and in the Bylaws, the Board of Directors shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Shareholder, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the Company, but shall have only the right to vote on or approve the actions specified herein or in the Delaware Act (or hereafter specified by the Board of Directors) to be voted on or approved or determined by the Shareholders. At any time that there is only one Shareholder, any and all action provided for herein or in the Bylaws to be taken or approved by the “Shareholders” shall be taken or approved by the sole Shareholder.
               (b) The Company shall have such officers as are provided for in the Bylaws, and such officers shall be elected and removed in accordance with the Bylaws. The names and titles of the initial officers of the Company are identified on Schedule II. The Board of Directors may appoint, employ, or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Directors may delegate to any officer of the Company or to any such other person or entity such authority to act on behalf of the Company as the Board of Directors may from time to time deem appropriate in its sole discretion (which delegated authority may be set forth in the Bylaws, in resolutions adopted by the Board or otherwise as determined by the Board). The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Directors.
               (c) Except as otherwise provided by the Board of Directors or in the Bylaws, when the taking of any of the following described actions has been authorized by the Board of Directors, any Director or officer of the Company, or any other person specifically authorized by the Board of Directors, may execute any contract or other agreement or document on behalf of the Company and may execute on behalf of the Company and file with the Secretary of State of the State of Delaware any certificates or filings provided for in the Delaware Act.
               (d) The Board of Directors shall consist of two (2) Directors or such other number as the Board of Directors shall determine. The Board of Directors shall be composed of the individuals identified on Schedule III, as the same shall be amended by the Board from time to time to reflect changes in the membership of the Board of Directors in accordance with terms of this Agreement.
               (e) Vacancies on the Board of Directors from whatever cause shall be filled by the remaining Directors, or, if there be none, by the Shareholders. Directors shall serve for a term of one (1) year and thereafter until their respective successors are duly elected by the Shareholders or until their earlier death, retirement, incapacity or removal. Directors can be removed with or without cause by a vote of the Shareholders. Determinations to be made by the Directors in connection with the conduct of the business of the Company shall be made in the manner provided in the Bylaws, unless otherwise specifically provided herein.
          8. Capital Contributions; Administrative Matters; Certificates
               (a) Simultaneously with the Effective Time, the Company hereby issues 1 Shares of Common Stock to Nantucket, as listed on Schedule I and Nantucket is hereby admitted as the sole Shareholder of the company. At 11:56 p.m. Eastern Time on December 31, 2006, (i) the Company shall automatically issues 99 Shares of Common Stock to Nantucket, as listed on Schedule I and (ii) Nantucket shall automatically contributes to the capital of the Company its partnership interest in Mott’s LLP (which as of such time shall be a 1.5% partnership interest), as identified on Schedule I, in return for the issue of such Shares. Nantucket holds 100% of the Shares in the Company (the “Percentage Interest”). Except as otherwise agreed by all Shareholders, Nantucket has no right or obligation to make any further capital contributions to the Company. Any other persons or entities hereafter admitted as Shareholders of the Company shall make such contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board of Directors at the time of each such admission.
               (b) The Company shall elect to be treated at all times, for federal (and applicable state and local) income tax purposes, as a “disregarded entity” and not as a “partnership” or a “corporation.”
               (c) (i) Each Shareholder’s Interest in the Company shall be evidenced by a Certificate. Each Certificate shall be executed by the President or any Vice President (or other persons designated by the Board of Directors or in the Bylaws).
                    (ii) The Company shall keep or cause to be kept a register in which, subject to such regulations as the Board of Directors may adopt, the Company will provide for the registration of Shares and the registration of transfers of Shares. The Board of Directors shall maintain such register and provide for such registration. Upon surrender for registration of transfer of any Certificate, and subject to the further provisions of this Section 8(c) and the limitations on transfer contained elsewhere in this Agreement or in the Bylaws, the

Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new Certificates, evidencing the same aggregate number of Shares as did the Certificate surrendered. Every Certificate surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Board of Directors duly executed, by the registered holder thereof or such holder’s authorized attorney.
                    (iii) The Company shall issue a new Certificate in place of any Certificate previously issued if the record holder of the Certificate (A) makes proof by affidavit, in form and substance satisfactory to the Board of Directors, that a previously issued Certificate has been lost, destroyed or stolen, (B) requests the issuance of a new Certificate before the Company has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim, (C) if requested by the Board of Directors, delivers to the Company a bond, in form and substance satisfactory to the Board of Directors, with such surety or sureties and with fixed or open liability as the Board of Directors may direct, to indemnify the Company, as registrar, against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate, and (D) satisfies any other reasonable requirements imposed by the Board of Directors.
                    (iv) A Share in the Company evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Shares.
          9. Assignments of Interests.
               (a) The Shares shall be freely transferable.
               (b) The Board of Directors shall amend Schedule I from time to time to reflect transfers made in accordance with, and as permitted under, this Section 9. To the fullest extent permitted by law, any purported transfer of Shares in violation of this Section 9 shall be null and void and shall not be recognized by the Company.
          10. Resignation. No Shareholder shall have the right to resign from the Company except with the consent of all of the other Shareholders and upon such terms and conditions as may be specifically agreed upon between such other Shareholders and the resigning Shareholder. The provisions hereof with respect to distributions upon resignation are exclusive and no Shareholder shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Delaware Act or otherwise.
          11. Additional Shareholders. The Board of Directors shall have the right to admit additional Shareholders upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by the Board of Directors; and in connection with any such admission, the Board of Directors shall amend Schedule I hereof to reflect the name, address and Capital Contribution of the additional Shareholder and the number of Shares issued to the additional Shareholder in respect of its Capital Contribution.

          12. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Board of Directors may determine. Distributions shall be made to Shareholders pro rata based on the number of Shares owned by each. Notwithstanding any other provision of this Agreement, the Company shall not make a distribution to a Shareholder in respect of its Interest to the extent that such distribution would violate the Delaware Act or other applicable law.
          13. Return of Capital. No Shareholder or Director shall have any liability for the return of any Shareholder’s Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company at the absolute discretion of the Board of Directors, subject to the requirements of the Delaware Act.
          14. Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Shareholder, individually, shall have any interest in such property.
          15. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:
               (a) The determination of all of the Shareholders to dissolve the Company; or
               (b) The occurrence of any event causing a dissolution of the Company under Section 18-801 of the Delaware Act, unless the Company is continued as permitted under the Delaware Act.
          16. Winding up of the Company. If the Company is dissolved pursuant to Section 15, the Directors, or if there is no remaining Director, such person as is designated by the Shareholders (the remaining Directors or such person being herein referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Shareholders and Directors and the conduct of the Company during the period of winding up the Company’s affairs. The Liquidator, if other than a Director, shall have and may exercise, without further authorization or consent of Shareholders, all of the powers conferred upon the Directors under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company. The Liquidator shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:
               (a) to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or by the establishment of reserves of cash or other assets of the Company for contingent liabilities in amounts, if any, determined by the Liquidator to be appropriate for such purposes), other than liabilities for distributions to Shareholders and former Shareholders under Sections 18-601 or 18-604 of the Delaware Act;
               (b) to Shareholders and former Shareholders in satisfaction of liabilities for distributions under 18-601 or 18-604 of the Delaware Act; and
               (c) to the Shareholders pro rata based on the number of shares owned by each.
          17. Distributions in Kind. Notwithstanding the provisions of Section 16 which require the liquidation of the assets of the Company, if on dissolution of the Company, the Liquidator determines that a prompt sale of part or all of the Company’s assets would be impractical or would cause undue loss to the value of Company assets, the Liquidator may defer for a reasonable time (up to three (3) years) the liquidation of any assets, except those necessary to timely satisfy liabilities of the Company (other than those to Shareholders), and/or may distribute to the Shareholders, in lieu of cash, as tenants in common undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such in-kind distributions shall be made in accordance with the priorities referenced in Section 16 as if cash equal to the fair market value of the distributed assets were being distributed. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any joint operating agreements or other agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable methods of valuation as it may adopt.
          18. Cancellation of Certificate of Formation. Upon the completion of the distribution of Company property as provided in Sections 16 and 17, the Company shall be terminated, and the Liquidator shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company and shall take such other actions as may be necessary to terminate the Company.
          19. Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Shareholder, Director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder, Director and/or officer.
          20. Standard of Care; Indemnification of Directors, Officers, Employees and Agents.
               (a) No Director or officer of the Company shall have any personal liability whatsoever to the Company or any Shareholder on account of such Director’s or officer’s status as a Director or officer or by reason of such Director’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Director or officer against any liability to the Company or the Shareholders to which such Director or officer would otherwise be subject by reason of (i) any act or omission of such Director or officer that involves actual fraud or willful misconduct or (ii) any transaction from which such Director or officer derived improper personal benefit.
               (b) The Company shall indemnify and hold harmless each Director and officer and the affiliates of any Director or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Director or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Shareholders. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.
               (c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 20 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Directors or otherwise.
               (d) The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.
               (e) The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 20 with respect to the indemnification and advancement of expenses of Directors and officers of the Company.
               (f) Notwithstanding the foregoing provisions of this Section 20, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 20 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).
          21. Amendments. Except as otherwise provided herein or in the Bylaws with respect to amendments to the Schedules or the Bylaws, this Agreement may be amended only upon the affirmative vote or written consent of all Shareholders.
          22. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          23. Entire Agreement. This Agreement (including the Bylaws and the Schedules hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.
          24. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Company and the Shareholders (and their respective successors or permitted assigns) any rights or remedies under or by reason of this Agreement. The Company is executing this Agreement as a party, and this Agreement shall constitute a contract among the Shareholders and between the Company and each of the Shareholders.

          IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER NANTUCKET ALLSERVE, INC.
By:	/s/ James L. Baldwin
	Name:	James L. Baldwin
	Title:	Executive Vice President & Secretary

Consented/Agreed To
By the Company as
Referenced in Section 24
MSSI LLC

By:	/s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President & Secretary

SCHEDULE I
Shareholders

	Capital Contribution as	Number of Shares as of
Name & Address	of January 1, 2007	January 1, 2007

Nantucket Allserve, Inc.	1.5% partnership	100 shares
900 King Street	interest in Mott’s LLP
Rye Brook, New York 10573

SCHEDULE II
Identification of Officers

Gilbert M. Cassagne	President & CEO
James L. Baldwin	Executive Vice President & Secretary
John Belsito	Executive Vice President
Randy Gier	Executive Vice President
James J. Johnston	Executive Vice President
Larry Solomon	Executive Vice President
Robert J. Stack	Executive Vice President
Christopher Young	Executive Vice President
Ron Anderson	Senior Vice President
Dana Berghorn	Senior Vice President
Nicholas P. Bolton	Senior Vice President
Sal DePrima	Senior Vice President
Sean Gleason	Senior Vice President
Cindy Hennessey	Senior Vice President
Rob Krist	Senior Vice President
Audrey Solnit	Senior Vice President
Richard Wach	Senior Vice President
Angie Wallander	Senior Vice President
Jerry Williams	Senior Vice President
Paul Adcock	Vice President
Jack DeVito	Vice President
Elizabeth R. Guest	Vice President
Laurie Huebner	Vice President
Lisa M. Longo	Vice President
Bo Meissner	Vice President
Ivan Thompson	Vice President
Robert E. Callan	Vice President & Assistant Secretary
Daniel Chung	Vice President & Assistant Secretary
Cynthia Lee Dow	Vice President & Assistant Secretary
Arthur Swanson	Vice President & Assistant Secretary
Anna Marciano	Assistant Secretary
David Wexler	Assistant Secretary

SCHEDULE III
Identification of Directors
Lisa M. Longo
James L. Baldwin

EXHIBIT A
BYLAWS
(See Attached)